                                                                  Exhibit (c)(5)

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 31st day of December, 1997 by and between Emerging Communications, Inc., a Delaware Corporation (the "Company"), and Jeffrey J. Prosser ("Employee").
                           -------                             --------

          WHEREAS, the Company desires to employ the Employee and to enter into this Agreement to embody the terms of such employment; and

          WHEREAS, the Employee desires such employment and to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premise and mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE I


                                  DEFINITIONS

          SECTION 1.01.  Definitions.  As used in this Agreement, the following
                         -----------
terms have the meanings ascribed to them below:

          "Code" means the Internal Revenue Code of 1986, as amended, and the
           ----
rules and regulations promulgated thereunder.

          "Change of Control" shall be deemed to have occurred upon the
           -----------------
happening of any of the following:

          (a) The acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended (the "Exchange Act"), (excluding the Employee) of beneficial ownership (within
      ------------
the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

          (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to
                               ---------------
constitute at least a majority of the Board, provided that any person who first becomes director subsequent to the date hereof whose recommendation, election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of the individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as described in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (c) Approval by the stockholders of the Company of a reorganization, share exchange, merger or consolidation with respect to which, in any such case, the persons who were the stockholders of the Company immediately prior to such reorganization, share exchange, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company; or

          (d) Liquidation or dissolution of the Company or a sales of all or substantially all the assets of the Company.

          "Salary Adjustment Amount" means an amount equal to the percentage
           ------------------------
increase (if any) in the "Consumer Price Index for all Urban Consumers" (the

"Index") published by the Bureau of Labor Statistics of the United States
------
Department of Labor for the twelve month period ending with the December immediately preceding such determination of the Salary Adjustment Amount. Appropriate adjustment shall be promptly made in case there is a published amendment of the Index figures upon which the computation is based. In the event the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living published by an agency of the United States or a responsible financial periodical of recognized authority.

                                   ARTICLE II


                              TERMS OF EMPLOYMENT
                              -------------------

          SECTION 2.01.  Employment Term.  The Employee shall be
                         ---------------
employed by the Company for a period commencing on the date of this Agreement and ending five years from such date (such date, and each five year anniversary of such date, is hereinafter refereed to as the "Renewal Date"); provided that,
                                                 ------------    --------
unless the Company, as authorized by its Board of Directors, shall have delivered to the Employee written notice of its intent not to renew the employment of the Employee under this Agreement at least six months prior to the Renewal Date, the term of the employment of Employee under this Agreement shall extend for a period of five years from the applicable Renewal Date. The period of the Employee's employment hereunder, including any renewal thereof pursuant to the previous sentence, is referred to herein as the "Employment Term."
                                                        ---------------

          SECTION 2.02.  Position and Duties.  The Employee shall serve as
                         -------------------
Chief Executive Officer of the Company. During the Employment Term, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Term, it shall not be a violation of this Agreement for the Employee to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments or engage in other activities which do not materially and adversely interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereof) subsequent to the date hereof shall not be deemed to interfere with the performance of the Employee's responsibilities to the Company hereunder.

          SECTION 2.03.  Compensation.
                         ------------

          (a) Base Salary.  The Company shall pay to the Employee a base salary
              -----------
of $600,000 during the first year of the Employment Term. For each subsequent year during the Employment Term, the Company shall pay to the Employee a base salary in an amount at least equal to the base salary for the previous year, plus an amount equal to the Salary Adjustment Amount multiplied by the Employee's Base Salary for the immediately preceding year. The base salary payable during any year during the Employment Term, including the applicable adjustment pursuant to the Salary Adjustment Amount and as otherwise increased is referred to herein as the "Base Salary" for such year. During the Employment
                              -----------
Term, the Base Salary shall be reviewed at least annually and shall be increased at least to the extent of any percentage increase awarded to another executive officer of the Company for such year. An increase is Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary shall not be reduced during the Employment Term.

          (b) Annual Bonus.  In addition to Base Salary, the employee shall be
              ------------
entitled to receive such annual bonus, if any, as the Board of Directors of the Company, or any duly authorized committee thereof, shall in its discretion determine; provided that after the occurrence of a Change of Control during the
           --------
Employment Term, the Employee shall be granted an annual bonus payable in cash on each anniversary of the date of this Agreement following such Change of Control during the Employment Term in an amount at least equal to the highest annual bonus paid to the Employee by the Company during the preceding five years.

          (c) Incentive, Savings and Retirement Plans.  In addition to Base
              ---------------------------------------
Salary and annual bonus payable as hereinabove provided, the Employee shall be entitled to participate during the Employment Term in all incentive, saving and retirement plans, practices, policies and programs which are applicable to other key employees of the Company. After the occurrence of a Change in Control during the Employment Term, the compensation, benefits and reward opportunities provided to the Employee pursuant to such plans, practices, policies and programs, in the aggregate, shall during the Employment Term, be at least as favorable as the most favorable of such compensation, benefits and reward opportunities in such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding such Change of Control or, if more favorable to the Employee, as provided at any time thereafter with respect to other key employees of the Company.

          (d) Welfare Benefit Plans.  During the Employment Term, the Employee
              ---------------------
and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs). After the occurrence of a Change of Control during the Employment Term, the benefits provided to the Employee and/or Employee's family pursuant to such plans, practices, policies and programs shall during the Employment Term at all times be at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding such Change of Control or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter with respect to other key employees of the Company.

          (e) Options.  The Employee shall be eligible to participate in the
              -------
Company's stock incentive and option plans (including, without limitation the Company's 1997 Long Term Incentive and Share Award Plan). On the date hereof, the Company shall grant to the Employee options (the "Options") to purchase
                                                      -------
273,978 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at an exercise price of $8.00 per share pursuant to the
-------------
Company's the Company's 1997 Long Term Incentive and Share

Award Plan (the "Plan"), of which Options (subject to Section 3.05 hereof) 25%
                 ----
shall vest immediately upon the granting thereof and the remainder shall vest and become exercisable ratably and daily (rounded up to the nearest share) over three years from the date of grant. Subject to Section 3.05 hereof, the Options will be exercisable for the period of ten years.

          SECTION 2.04.  Additional Rights of the Employee and Obligations of
                         ----------------------------------------------------
the Company.
-----------

          (a) Expenses. During the Employment Term, the Employee shall be
              --------
entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company in effect from time to time.

          (b) Fringe Benefits.  During the Employment Term, in addition to the
              ---------------
other benefits provided herein, the Employee shall be entitled to fringe benefits made generally available to key employees of the Company in accordance with the plans, practices, policies and programs of the Company.

          (c) Insurance.  During the Employment Term and for a period a period
              ---------
of ten years thereafter, the Company shall maintain term life insurance payable to beneficiaries designated in writing by the Employee providing coverage of not less than $10.0 million. The Company shall maintain directors and officers liability insurance and general liability insurance with full defense coverage in an amount reasonably acceptable to the Employee, covering the Employee with regard to all actions taken by the Employee in his capacity as an officer, director and employee of the Company or any of its subsidiaries or otherwise at the direction of the Board of Directors of the Company during the Employment Term.

          (d) Travel.  During the Employment Term, the Employee shall be
              ------
entitled to use an automobile of his choice leased by the Company. The Company shall pay all amounts in respect of premiums for liability and comprehensive insurance coverage (in amounts reasonably determined by the Employee) and will reimburse the Employee for all operating, maintenance and repair expense.
During the Employment Term, in order to ensure the person safety of the Employee the Employee shall, whenever practicable, utilize the corporate aircraft owned or leased by the Company or any of its subsidiaries (at the expense of the Company or such subsidiary, as the case may be) in connection with all travel requiring air transportation (whether or not related to the performance of his duties hereunder). For a period of five years after the termination of the Employment Term, the Employee shall be provided reasonable use of such aircraft;

provided that the reasonable operating costs associated with such use shall be
--------
reimbursed by the Employee.

          (e) Estate Planning.  The Company shall pay up to $20,000 during each
              ---------------
year of the Employment Term and for five years thereafter for legal, accounting and other professionals of the Employee's choice who provide estate, nuptial arrangements, tax planning and related services to the Employee.

          (f) Office and Support Staff.  During the Employment Term, the
              ------------------------
Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with that typical for a chief executive officer of a public corporation.

          (g) Vacation.  During the Employment Term, the Employee shall be
              --------
entitled to four weeks paid vacation.

          (h) Indemnification.  The Employee shall be entitled during the
              ---------------
Employment Term, and thereafter with respect to occurrences during the Employment Term, to the benefit of the indemnification provisions contained in the Articles of Incorporation or By-Laws of the Company and in any contract entered into pursuant thereto as in effect on the date hereof or, if more favorable to the Employee, as in effect at any time thereafter, to the extent permitted by applicable law at the time of the assertion of any liability against the Employee.

                                  ARTICLE III


                                  TERMINATION
                                  -----------

          SECTION 3.01.  Death or Disability.  The Employee's employment under
                         -------------------
this Agreement shall terminate automatically upon the Employee's death. If the Company determines in good faith that the Employee has become Disabled (as defined below), it may give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 90th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within
                             -------------------------
the 90 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, the Employee shall be regarded "Disabled" if either (a) a majority of the Board of
                            --------
Directors by resolution determines that the Employee is physically or mentally incapacitated in a manner that renders him incapable of performing his duties hereunder for a period of six month or (b) the Employee applies for and is determined to be eligible to receive disability benefits under a Company long-term disability plan.

          SECTION 3.02.  Cause.  During the Employment Term, the Company may
                         -----
only terminate the Employee's employment under Section 3.01 or for Cause (as defined). For purposes of this Agreement, "Cause" means (i) an act or acts of
                                            -----
personal dishonesty engaged in by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company,
(ii) repeated violations by the Employee of the Employee's obligations under
Section 2.02 of this Agreement which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company pursuant to a resolution of its Board of Directors or (iii) the non-appealable conviction of the Employee of a felony.

          SECTION 3.03.  Good Reason.  Notwithstanding anything to the contrary
                         -----------
contained herein, during the Employment Term, the Employee's employment may be terminated by the Employee for Good Reason (as defined) and such termination shall be deemed a constructive discharge of the Employee by the Company. For purposes of this Agreement, "Good Reason" means:
                             -----------

          (a) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (included status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.02 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

          (b) any failure by the Company to comply with any of the provisions of this Agreement;

          (c) the Company's requiring the Employee to be based at any office or location other than the Company's corporate headquarters as of the date hereof in St. Croix, U.S. Virgin Islands, except for travel reasonably required in the performance of the Employee's responsibilities; or

          (d) any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement.

          For purposes of this Section 3.03, any good faith determination of "Good Reason" made by the Employee shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason during the eighteen month period immediately following a Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          SECTION 3.04.  Notice of Termination.  Any termination of the
                         ---------------------
Employee's employment by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination (as defined) to the other party hereto given in accordance with Section 5.03 of this Agreement. As used in this Agreement, a "Notice of Termination" means a written notice which (i)
                      ---------------------
indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder. As used in this Agreement, "Date of Termination" means the date of receipt of the Notice of
            -------------------
Termination or any later date specified therein, as the case may be; provided,
                                                                     --------
however, that (i) if the Employee's employment is terminated by the Company
-------
other than for Cause or Disability or by reason of death, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

          SECTION 3.05.  Obligations of the Company upon Termination.
                         -------------------------------------------

          (a) Termination Because of Death.  If the Employee's employment is
              ----------------------------
terminated by reason of the Employee's death, such employment shall terminate without further obligations under this Agreement (except as expressly provided herein) to the Employee's representatives, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, for this purpose (i) the Employee's full Base Salary accrued but unpaid through the Date of Termination at the rate in effect on the Date of Termination, (ii) the product of the annual bonus paid to the Employee for the last year of the Employment Term and a fraction, the numerator of which is the number of days in the current year of the Employment Term through the Date of Termination, and the denominator of which is 360, (iii) any compensation previously deferred by the Employee (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company and (iv) all amounts payable to the estate or designated beneficiaries of the Employee under any pension, savings, life insurance or other plans, practices, policies and programs of the Company, and/or all other amounts payable pursuant to Sections 2.03(c) and 2.04(c) hereof (such amounts specified in clauses (i), (ii), (iii) and (iv) are hereinafter referred to as "Accrued
                                                                     -------
Obligations").  The Accrued Obligations specified in clauses (i), (ii) and (iii)
-----------
hereof shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination, and the other Accrued Obligations shall be paid in accordance with the Employee's specific elections pursuant to, and otherwise in accordance with the terms of, any such plan, practice, policy or program. Anything in this Agreement to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company or any of its subsidiaries to surviving families of key employees the Company or any such subsidiary under such plans, practices, policies or programs relating to family death benefits on the Date of Termination. If the Employee's employment is terminated by reason of death, all options to purchase Common Stock then owned by the Employee shall become immediately vested and exercisable and the exercisability thereof shall be extended for a period of ten years following the Date of Termination.

          (b) Termination Because of Disability.  If the Employee's employment
              ---------------------------------
is terminated by reason of the Employee's Disability, such employment shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including for this purpose, all Accrued Obligations. The Accrued Obligations specified in clauses (i), (ii) and (iii) of Section 3.05(a) hereof shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination, and the other Accrued Obligations shall be paid in accordance with the Employee's specific elections pursuant to, and otherwise in accordance with the terms of, any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and any of its subsidiaries to disabled employees and/or their families in accordance with such plans, practices, policies and programs relating to disability of the Company and its subsidiaries in effect on the Disability Effective Date. If the Employee's employment is terminated by reason of Disability, all options to purchase Common Stock then owned by the Employee shall become immediately vested and exercisable and the exercisability thereof shall be extended for a period ten years following the Disability Effective Date.

          (c) Termination For Cause by the Company or For Other Than Good Reason
              ------------------------------------------------------------------
by the Employee.  If the Employee's employment shall be terminated for Cause, or
---------------
if the Employee terminates his employment other than for Good Reason, the Employee's employment under this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, including for this purpose, all Accrued Obligations. The Accrued Obligations specified in clauses (i), (ii) and (iii) of, Section 3.05(a) hereof shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination, and the other Accrued Obligations shall be paid in accordance with the Employee's specific elections pursuant to, and otherwise in accordance with the terms of, any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations. If the Employee's employment is terminated for Cause by the Company or for other than Good Reason by the Employee, all unvested options to purchase Common Stock then owned by the Employee shall terminate.

          (d) Termination For Good Reason by the Employee or For Other Than
              -------------------------------------------------------------
Cause or Disability by the Company or Other Than As a Result of Death.  If,
---------------------------------------------------------------------
during the Employment Term, the Employee's employment shall be terminated by the Company other than for Cause or Disability or other than as a result of the Employee's death or if the Employee shall terminate his employment for Good Reason, the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination (or in accordance with the Employee's specific elections pursuant to, and otherwise in accordance with the terms of, any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations specified in clause (iv) of Section 3.05(a) hereof) the aggregate of the following amounts and shall provide the following benefits:

               (i) The Employee's full Base Salary and vacation pay (for vacation not taken) accrued but unpaid through the Date of Termination at the rate in effect at the time of the Notice of Termination plus an amount equal to the product of the highest annual bonus paid to the Employee for the last five years of the Employment Term and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 360, plus all other amounts to which the Employee is entitled under any compensation plan, practice, policy or program of the Company in effect at the time such payments are due;

               (ii) In the event any compensation has been previously deferred by the Employee, all amounts previously deferred (together with any accrued earnings thereon) and not yet paid by the Company;

               (iii) A lump sum severance payment in an amount equal to 500% of the sum of (x) the Employee's Base Salary (on an annualized basis) for the year which includes the Date of Termination and (y) the highest annual bonus earned (whether or not deferred) by the Employee during the five years immediately preceding the year which includes the Date of Termination;

               (iv) Following the Employee's termination of employment, the Company shall continue to cover the Employee and his family under, or provide the Employee and his family with insurance coverage no less favorable than, the Company's life, disability, health, dental or other employee welfare benefit plans or programs (as in effect on the Date of Termination) for a period of five years following the Date of Termination;

               (v) Following the Employee's termination of employment, the Company shall treat the Employee as if he had continued participation and benefit accruals under any the Company's Retirement Plan in which he participates for five years following the Date of Termination, or the Company shall provide an equivalent benefit outside such plan with the result that an additional five years of age and service shall be granted to the Employee; and

               (vi) All options to purchase Common Stock then owned by the Employee shall become immediately vested and exercisable and the exercisability thereof shall be extended for a period of ten years following the Date of Termination.


                                  ARTICLE IV


                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 4.01.  Successor in Interest.  The Employee may designate a
                         ---------------------
successor (or successors) in interest to receive any and all amounts due the Employee in accordance with this Agreement should the Employee be deceased at any time of payment. Such designation of successor(s) in interest shall be made in writing signed by the Employee, and delivered to the Company pursuant to
Section 5.03 hereof. Any such designation may be made to any legal person, persons, trust or the Employee's estate as he shall determine in his sole discretion. In the event any designation shall be incomplete, or in the event the Employee shall fail to designate a successor in interest, his estate shall be deemed to be his successor in interest to receive such portion of all of the payments due hereunder. The Employee may amend, change or revoke any such designation at any time and from time to time, in the same manner. This Section
4.01 shall not supersede any designation of beneficiary or successor in interest made by the Employee, or separately covered, under any other plan, practice, policy or program of the Company.

          SECTION 4.02.  Non-exclusivity of Rights.  Nothing in this Agreement
                         -------------------------
shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program.

          SECTION 4.03.  Full Settlement; Legal Expenses.  The Company's
                         -------------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by the Employee, all legal fees and expenses which the Employee may incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In any such action brought by the Employee for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion. If the parties hereto so agree in writing, any disputes under this Agreement may be settled by arbitration.

          SECTION 4.04.  Certain Additional Payments by the Company.
                         ------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit), by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.04) (a "Payment") would be subject to the
                                               -------
excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee
                                             ----------
shall be entitled to receive an additional payment (a "Gross-Up Payment") in an
                                                       ----------------
amount such that after payment by the Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 4.04(c), all determinations required to be made under this Section 4.04, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by Deloitte & Touche (the "Accounting Firm") which shall provide
                                         ---------------
detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Employee shall be made on the basis of substantial authority. The initial Gross-Up Payment, if any, as determined pursuant to this Section 4.04(b), shall be paid to the Employee within five business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 4.04(b) sha11 be binding upon the Company and the Employee; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the "Gross-Up Underpayment").
                                                        ---------------------
In the event that the Company exhausts its remedies pursuant to Section 4.04(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. The fees and disbursements of the Accounting Firm shall be paid by the Company.

          (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable after the Employee receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Employee shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and satisfactory to the Employee;

               (iii) reasonably cooperate with the Company in order effectively to contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.04(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4.04(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 4.04(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4.04(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Employee to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          SECTION 4.05.  Registration Rights.
                         -------------------

          (a) So long as the Employee beneficially owns at least 3% of the outstanding shares of Common Stock, the Company, upon the Employee's written request, shall prepare and file with the Securities and Exchange Commission from time to time registration statements and such other documents, if then required, as may be necessary to permit a public offering and sale of shares of the Common Stock by the Employee (the "Registrable Stock") in compliance with the
                            -----------------
provisions of the Securities Act of 1933, as amended (the "Securities Act").
                                                           --------------

          (b) The Company shall not have the right to include in any registration statement filed pursuant to Section 4.05(a) any other securities of the Company or any other person.

          (c) If the Company proposes to register shares of Common Stock or securities convertible into or exercisable for Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any successor form, or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of the Company), then the Company shall give written notice of such proposed filing to the Employee at least thirty days before the anticipated filing date, and such notice shall offer the Employee the opportunity to register such number of shares of Registrable Stock as the Employee may request. The Employee shall notify the Company in writing specifying whether or not he elects to include any Registrable Stock in such registration statement within twenty days after delivery of the Company's notice to the Employee. The Company shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Employee to include such securities in such offering on the same terms and conditions as any similar securities of the Company included therein. Notwithstanding the foregoing, if, at any time after giving written notice of its intention to register Common Stock or other securities convertible into or exercisable for Common Stock and prior to the effectiveness of the registration statement filed in connection with such registration, the Company determines for any reason either not to effect such registration or to delay such registration, the Company, at its election, by delivery or written notice to the Employee, (i) in the case of a determination not to effect registration, may relieve itself of its obligations to register any Registrable Stock in connection with such registration, or (ii) in the case of determination to delay the registration, may delay the registration of such Registrable Stock for the same period as the delay in the registration of such other shares of Common Stock or other securities convertible into or exercisable for Common Stock.

          (d) The Employee shall furnish to the Company such reasonable information regarding the Employee, the Registrable Stock, and the intended method of disposition of such securities as are required to effect the registration of Registrable Stock as to which the Employee has requested registration.

          (e) All expenses incident to the Company's performance of or compliance with this Section 4.05 including, without limitation, all registration and filing fees, fees and expenses of complying with state securities or blue sky laws, printing expenses and fees and disbursements of counsel for the Company and the Employee and of independent public accountants (including the expense of any special audit), but excluding underwriting commissions and discounts for the Employee, shall be borne by the Company. The Employee shall bear his own pro rata share (calculated according to the number of his shares as a fraction of the total number of shares covered by such registration statement) of all underwriting commissions and discounts incurred in connection with any offering of Registrable Stock with respect to a registration pursuant to this Section 4.05.

          (f) In the event any shares of Registrable Stock are included in a registration statement under this Section 4.05:

               (i) The Company shall indemnify, defend and hold harmless the Employee against any losses, claims, damages, or liabilities (joint or several) to which he may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading.

               (ii) Promptly after receipt by the Employee under this Section 4.05(f) of notice of the commencement of any action (including any governmental action), the Employee shall deliver to the Company a written notice of the commencement thereof and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof with counsel mutually satisfactory to the parties. The Employee shall have the right to retain its own counsel, however, but the fees and expenses of such counsel shall be at the expense of the Employee, unless (x) the employment of such counsel has been specifically authorized in writing by the Company, (y) the Company has failed timely to assume the defense and employ counsel or (z) the named parties to any such action (including any impleaded parties) include both the Employee and the Company, and the Employee shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Employee, it being understood, however, that the Company shall not, in connection with any one such action or separate substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys). The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the Company of any liability to the Employee under this Section 4.05(f), but the omission so to deliver written notice to the Company shall not relieve it of any liability that it may have to the Employee otherwise than under this Section 4.05(f).

               (iii) If the indemnification provided for in subsection (i) of this Section 4.05(f) is unavailable or insufficient to hold harmless the Employee under such subsection in respect of any losses, claims, damages or liabilities or action in respect thereof or referred to therein, then the Company, in lieu of indemnifying the Employee, shall contribute to the amount paid or payable by the Employee as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Employee on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the Employee, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Employee agree that it would not be just and equitable if contribution pursuant to this Section 4.05(f)(iii) were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this subsection. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.


                                   ARTICLE V


                            MISCELLANEOUS PROVISIONS
                            ------------------------

          SECTION 5.01.  Successors.
                         ----------

          (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives or successor(s) in interest.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          SECTION 5.02.  Governing Law; Headings; Amendments.  This Agreement
                         -----------------------------------
shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          SECTION 5.03.  Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Employee:
          ------------------

          Jeffrey J. Prosser
          5 and 10A Estate Shoys
          St. Croix, U.S. Virgin Islands 00820

          If to the Company:
          -----------------

          Emerging Communications, Inc.
          Chase Financial Center
          Orange Grove, Christiansted
          St. Croix, U.S. Virgin Islands 00821
          Attention:  Chairman of Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          SECTION 5.04.  Invalidity.  The invalidity or unenforceability of any
                         ----------
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          SECTION 5.05.  No Waiver.  The Employee's failure to insist upon
                         ---------
strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

          SECTION 5.06.  Entire Agreement.  This Agreement contains the entire
                         ----------------
understanding of the Company and the Employee with respect to the subject matter hereof but does not supersede or override the provisions of any stock option, employee benefit or other plan, program, policy or practice in which Employee is a participant or under which Employee is a beneficiary.

          IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

                              EMERGING COMMUNICATIONS, INC.

                              By:
                                  ---------------------------
                                     Name:
                                     Title:


                              -------------------------------
                              Jeffrey J. Prosser